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         [LETTERHEAD OF FIRST AMERICAN CORPORATION APPEARS HERE]

Contact:
Jo Etta Bandy                                                    NEWS  FOR
Vice President, Corporate Communications                               IMMEDIATE
The First American Corporation                                         RELEASE
(714) 800-3207


                    THE FIRST AMERICAN CORPORATION ANNOUNCES
                      INCREASE IN QUARTERLY CASH DIVIDEND

SANTA ANA, Calif., May 10, 2001 - The First American Corporation (NYSE: FAF), the nation's leading, diversified provider of business information and related products and services today announced that its board of directors has approved an increase in the company's quarterly cash dividend from 6 cents per common share to 7 cents per common share, representing an increase of nearly 17 percent.

     The cash dividend is payable on July 13, 2001, to shareholders of record as of July 5, 2001. First American has paid a cash dividend for each of the last 92 years.

     "The increase in our quarterly cash dividend is testimony to our confidence in First American's strong operating performance and future outlook," said Parker S. Kennedy, president of The First American Corporation. "We are pleased to share the benefits of our strong performance with our shareholders."

     The First American Corporation, based in Santa Ana, Calif., is the nation's leading, diversified provider of business information and related products and services. The corporation's three primary business segments include: title information and services; real estate information and services, which includes mortgage information services and database information and services; and consumer information and services, which provides automotive, subprime and direct-to-consumer credit reporting; direct-to-consumer public records reporting; resident screening; pre-employment screening; property and automotive insurance tracking services; property and casualty insurance; home warranties; investment advisory; and trust and banking services. Information about the company and an archive of its press releases can be found on the Internet at www.firstam.com.

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